Exhibit 8.3

Allen & Overy LLP
1221 Avenue of the Americas
New York NY 10020
Eksportfinans ASA
Dronning Mauds gate 15	Tel	212 610 6300
0250 Oslo	Fax	212 610 6399
Norway
Our ref          12663-00132 CO:6084985.1
June 15, 2007
Ladies and Gentlemen:
We have acted as United States tax counsel to Eksportfinans ASA (the Issuer), in connection with the preparation of Pricing Supplement No. 19 dated June 15, 2007 (the Pricing Supplement) filed with the Securities and Exchange Commission (the Commission) pursuant to Rule 424 under the Securities Act of 1933, as amended (the Securities Act), on June 15, 2007, of which the Prospectus Supplement and Prospectus dated February 5, 2007 (together, the Prospectus) form a part. The Pricing Supplement and Prospectus have been filed with the Commission as part of the Issuer’s registration statement on Form F-3 (no. 333-140456), as amended, which became automatically effective upon filing (the Registration Statement). The Registration Statement, Prospectus and Pricing Supplement relate to the registration under the Securities Act of an aggregate face amount of $23,743,000.00 of the Enhanced Participation Notes linked to the TOPIX® Index due December 25, 2008 (the Securities).
As United States tax counsel, we have advised the Issuer with respect to certain general United States tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading “Taxation in the United States” in the Pricing Supplement and in the Prospectus (collectively, the Discussions) which are part of the Registration Statement. We hereby confirm that the statements set forth in the Discussions represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.
We are aware that we are referred to in the Discussions and under the heading “Legal Matters” in the Prospectus. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
Allen & Overy LLP
Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AO and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.
Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo and Warsaw.